Exhibit 10.4

CONVERTIBLE LOAN AGREEMENT

Dated as m July 31, 2009

by and between

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY

as Lender

and

X-FACTOR COMMUNICATIONS, LLC
a New York limited liability company
as Borrower

INITIAL CREDIT AMOUNT: $100,000
MAXIMUM CREDIT AMOUNT:$500,000 ("Loan")

Maturity Date: August 1, 2014
Closing Fee: $2,500

Interest: 6%

Warrants: 28,900 LLC Membership Units
Class of stock: Preferred Membership Units
Exercise price: $4.33

The terms and information set forth on this cover page are a part of the attached Convertible Loan Agreement, dated as of the date first written above (this "Agreement"), entered into by and among the New Jersey Economic Development Authority ("Lender") and X-Factor Communications, LLC, a limited liability company ("Borrower"), set forth above. The terms and conditions of the Agreement agreed to between Lender and Borrower are as follows:

1) Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

a)       "Securities Act" shall mean the Securities Act of 1933, as amended.

b)       "Event of Default" has the meaning given in Section 8 hereof.

c)       "Financial Statements" shall mean, with respect to any accounting period for any Person, statements of operations, retained earnings and cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

d)       "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, any multinational organization or body, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory, taxing or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

e)       "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America.

f)        "Innovation Zone" shall mean geographically defined areas within the cities of Camden, Newark and New Brunswick/North Brunswick in the State of New Jersey.

g)       "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

h)       "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower; (b) the ability of Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Transaction Documents and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Transaction Document; or (c) the rights and remedies of Lender under this Agreement, the other Transaction Documents or any related document, instrument or agreement.

i)       "Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Agreement, the Note and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by Borrower hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 itas amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

j)       "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

k) "Senior Indebtedness" shall mean the indebtedness referenced in Paragraph 5(b) of the Security Agreement.

1) "Subsidiary" shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by Borrower, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by Borrower, (c) any other entity included in the financial statements of Borrower on a consolidated basis.

m) "Tax" means any of the following, and "Taxes" means all of the following, imposed by or payable to any Governmental Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended or any successor thereto), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment, or withholding, in each case including any interest, penalty, or addition thereto, whether disputed or not.

n)       "Transaction Documents" shall mean this Agreement, the Note, the Commitment Letter, the Warrant, the Patent, Trademark and Copyright Security Agreement, and the Security Agreement and any other documents executed in connection with this loan.

2) Disbursements. This Investment will finance working capital with match funding required. Investment proceeds to be advanced as follows:

$100,000 at closing.

$100,000 upon receipt of purchase orders totaling at least $500,000, including one from the US Postal Service (via NEC and Verizon) for at least 460 offices which involve utilization of Borrower's digital signage control portal.

$100,000 upon the Borrower becoming an approved Cisco Eco System Partner and listed as such on their website. Evidence of said approval deemed satisfactory to the Authority as certified by the CEO of the Borrower.

$100,000 upon the Borrower providing an accepted offer letter and resume deemed satisfactory to the Authority for a new hire for the position of VP Operations or COO or CFO.

$100,000 upon the Borrower releasing a new/updated version of their digital signage control portal to include features of syndication, time based content delivery, advertising inventory module. Evidence of this release shall be deemed satisfactory to the Authority as certified by the CEO of Borrower.

It is specifically understood and agreed that the conditions under which the second and third disbursement will be made must be achieved in sequential order. Once those conditions have been satisfied, the remaining disbursements may be pursued without regard to sequential achievement.

Upon each request for disbursement, Lender shall review Borrower's performance as set forth in the monthly status report certificates submitted to Lender by Borrower each month relative to the Borrower's projected performance as set forth in the Borrower's Business Plan and projections dated December 2008.

Notwithstanding anything in the Investment documents to the contrary, in the event Lender determines, in its sole discretion, that there is a significant deviation between actual and projected performance, Lender shall have the right to deny, modify or postpone any and all disbursements to be made hereunder provided that Borrower has received prior notice with a reasonable opportunity to cure said deviation.

Investment proceeds shall be disbursed within 12 months of the closing date provided that all documents, searches, opinions, evidence of insurance and guarantees required by Lender in the commitment letter dated May 29, 2009, attached as Exhibit B, shall be submitted and deemed satisfactory.

3)Convertible Note. The Loan made by Lender shall be evidenced by a convertible note of Borrower substantially in the form of Exhibit A hereto (the "Note"), dated the date hereof, payable to Lender. The terms of the Note are as follows:

a)     Interest. Borrower shall pay interest on the Note at a fixed rate equal to the rate specified on the cover page hereof. Interest only for the first twelve (12) months followed by forty-eight (48) months of level monthly payments of principal plus interest. Interest payments will be calculated on an actual days elapsed over a 360 day year and will be payable monthly in arrears. On the Maturity Date specified on the cover page, the entire outstanding principal balance of the Note and all accrued and unpaid interest thereon shall be immediately due and payable.

b)    Premium on Repayment. None.

c)     Collateral Security. The Note and this Loan are secured by a fully perfected security interest in all of the existing and after acquired real and personal, tangible and intangible assets of Borrower other than Borrower's Intellectual Property (collectively the "Collateral"), provided that springing lien on the Borrower's Intellectual Property ("IP Assets") shall not attach and the security interest evidenced by the Security Agreement will be of no force or effect unless and until a default under the Transaction Documents. All Collateral will be free and clear of other liens, claims and encumbrances, except as set forth on Exhibit C attached hereto. Borrower will also enter into a negative pledge agreement with respect to all IP Assets.

d)     Conversion. The Note will be convertible into limited liability company preferred warrant membership interests of Borrower as provided therein.

e)     Warrant. In consideration of the Loan Lender has made available to Borrower, Borrower agrees to grant Lender a warrant ("Warrant") to purchase 28,900 shares of Borrower's preferred warrant membership interest units warrants as provided in said Warrant.

4)Borrower's Representations and Warranties. Borrower hereby makes the following representations and warranties and acknowledges and agrees that each and every one of the following representations and warranties shall survive closing and shall continue for as long as the Loan remains outstanding:

(a) The Borrower has been duly organized and validly exists as a limited liability company under the laws of the State of New York, has power to enter into this Agreement and the Note evidencing the debt obligation of the Borrower to the Lender hereunder and has authorized the taking of all action necessary to carry out and give effect to the transactions contemplated by this Agreement.

(b) There is no action or proceeding pending or to the Borrower's knowledge threatened against the Borrower before any court or administrative agency that might adversely affect the ability of the Borrower to perform its obligations under this Agreement and all authorizations, consents and approvals of governmental bodies or agencies, required in connection with the performance of the Borrower's obligations hereunder have been obtained and will be obtained whenever required hereunder or by law.

(c) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement is prevented, limited by, or conflicts with or results in a breach of, the terms, conditions, or provisions of any corporate restrictions or any evidence of indebtedness, agreement or instrument of whatever nature to which the Borrower is now a party or by which it is bound, or constitutes a default under any of the foregoing.

(d) All tax returns and reports of the Borrower required by law to be filed have been duly filed and all taxes, assessments, fees and other governmental charges upon the Borrower or upon any of its respective properties, assets, income or franchises which are due and payable pursuant to such returns and reports, or pursuant to any assessment received by the Borrower have been paid other than those which may be presently payable without penalty or interest.

(e) The Borrower has, or will have, title to all the Collateral whenever acquired or arising free and clear of all liens and claims, encumbrances, set-offs, defenses and counterclaims, except those stated in Exhibit C attached hereto or permitted by the Security Agreement, and has not made and will not make any assignment, pledge, mortgage, hypothecation or transfer (other than sales or leases in the ordinary course of business) of any such Collateral or the proceeds thereof.

(f) All statements, representations and warranties made by the Borrower in its application to the Lender, and any materials furnished in support of the request for Lender financial assistance and this Agreement are true. It is specifically understood by the Borrower that all such statements, representations and warranties shall be deemed to have been relied upon by the Lender as an inducement to make the Loan and that if any such statements, representations or warranties were materially false at the time they were made or are breached during the term hereof, the Lender may, in its sole discretion, consider any such misrepresentation or breach an event of default.

(g) The chief executive office of the Borrower is located at 3 Empire Blvd, South Hackensack, New Jersey 07606. None of the Borrower's books or records are maintained at any other location. The Borrower shall notify the Lender in writing of any change in the location of the Borrower's chief executive office.

(h) Borrower represents to the Lender that it has at all times pertinent to this Agreement been represented by advisors of its own selection, including but not limited to attorneys-at-law and/or certified public accountants; that it has not relied upon any statement, representation, warranty, agreement or information provided by the Lender, its employees, agents or attorneys; that it acknowledges that it is informed by its advisors of its respective rights, duties, and obligations with respect to the Loan under all applicable laws, that it has no set-offs, defenses or counterclaims against the Lender with respect to the Loan, and that it is indebted to the Lender for the amounts stated in this Agreement.

(i) Borrower further acknowledges and agrees that the Lender has made no statements, representations, warranties, agreements or provided information to it in order to induce the execution of this Agreement. Borrower further acknowledges and agrees that all agreements of the parties are set forth in this Agreement or in the financing documents executed by Borrower prior to or on even date hereof.

(j) Owners of the Borrower shall not form any start-ups venture without the express prior consent of the Lender from the date hereof and ending two years after the Investment has been fully repaid.

5)Lender's Representations and Warranties. Lender hereby represents and warrants to Borrower as of the Closing Date, knowing and intending that Borrower is relying hereon in entering into this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, as follows: (a) Lender has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a signatory, and to perform its obligations hereunder and thereunder, all of which have been duly authorized, (b) Lender understands that the Note and the Warrant constitute restricted securities within the meaning of Rule 144 promulgated under the Securities Act, and that neither of them, or any interest therein, may be sold except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act, and Lender understands the meaning and effect of such restriction.

6)Certain Covenants. a) Affirmative Covenants. Borrower covenants and agrees to the following:

(i)       Punctual Payment. Borrower will duly and punctually pay or cause to be paid the principal and interest on the Note and Borrower will duly and punctually pay or cause to be paid all other amounts provided for in this Agreement and the other Transaction Documents to which Borrower is a party, all in accordance with the terms of this Agreement and the other Transaction Documents.

(ii)       Records and Accounts. Borrower will (i) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (ii) maintain adequate accounts and reserves for all Taxes (including income Taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves, all in accordance with GAAP.

(iii)        Financial Statements, Certificates and Information. Until such time as all amounts due under this Agreement and any Transaction Documents have been paid and the Warrant shall have expired or been fully exercised, the Borrower will deliver to the Lender:

(1) within 120 days after the end of each fiscal year commencing with the year ending 2009, annual audited financial statements of the Borrower as of the end of such year, together with statements of income, retained earnings and cash flows of the Borrower for such year, financing statements prepared by an independent public accounting firm, prepared in accordance with GAAP, and in the case of the consolidated statements, reviewed without qualification, together with a written statement from such accounting firm to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing default or Event of Default they shall disclose in such statement any such default or Event of Default;

(2) within 30 days after the end of each month commencing with the month ending July 31, 2009, monthly financial statements together with a status report in the form attached hereto as Exhibit D;

(3) a copy of an annual operating budget and financial projections for each fiscal year of the Borrower prior to start of each new fiscal year prepared by the Borrower, together with management's written discussion and analysis of such budget and financial projections. The Borrower shall review the budget and projections periodically and shall advise the Lender of all changes therein and all material deviations therefrom;

(4) annually updated financial projections prepared on a monthly basis for the upcoming fiscal year submitted beginning with fiscal year 2009. All projections to be submitted within 30 days prior to the start of the fiscal year;

(5) within fifteen days of filing thereof all tax returns of Borrower;

(6) such other reports, financial information, certificates and notices as the Lender may reasonably request as soon as practicable after such reports and other financial information becomes available;

(7) such other reports and notices provided at any time to any shareholder of the Borrower, and

(8) such other reports, financial information, certificates and notices as the Borrower provides to any senior lender, if any, and to lender of any other indebtedness that is senior to or pari passu with the Note, at the same time they are delivered to any senior lender or such lender.

(9) additional financial statements may be required at the sole discretion of the Lender.

iv) Notices.

(1)       Defaults. Borrower will promptly notify Lender in writing of the occurrence of any Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement, the Note, any other note, evidence of indebtedness, indenture or other material financial obligation to which or with respect to which Borrower is a party or obligor, whether as principal, guarantor, surety or otherwise, Borrower shall forthwith give written notice thereof to Lender, describing the notice or action and the nature of the claimed default.

(2)       Environmental Events. Borrower will promptly give written notice to Lender (i) of any violation of any environmental law, rule or regulation that could reasonably be expected to result in a Material Adverse Effect or that Borrower reports in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority, (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation, claim, complaint, suit or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority or any third party, that could reasonably be expected to result in a Material Adverse Effect, and (iii) of any environmental, health or safety condition that could reasonably be expected to result in a Material Adverse Effect.

(3)       Notice of Litigation and Judgments. Borrower will give notice to Lender in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting Borrower or to which Borrower is or becomes a party involving any claim against Borrower that could reasonably be expected to result in a Material Adverse Effect and stating the nature and status of such litigation or proceedings. Borrower will give notice to Lender, in writing, in form and detail reasonably satisfactory to Lender, within 10 days of any judgment, final or otherwise, against Borrower.

(4) Notice of Material Events. Borrower will give notice to Lender in writing within ten (10) days of becoming aware of any fact, circumstance, occurrence or event that could reasonably be expected to result in a Material Adverse Effect.

v)     Corporate Existence; Maintenance of Properties; Presence in New Jersey. Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence. Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its material rights and franchises. Borrower (1) will cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Borrower may be necessary so that the business carried on in connection therewith may be properly conducted at all times, and (iii) will continue to engage primarily in the businesses now conducted by it and in related businesses. Borrower will maintain its headquarters and will employ at least 75% of its full time employees (as determined by payroll tax records) in the state of New Jersey (including Borrower's president, chief executive and chief financial officer, each of which shall be employed solely by Borrower) at all times. Within 30 days after the close of each fiscal year, the Borrower shall furnish a written report to the Lender of the number, location and classification of Borrower's employees as of the end of the fiscal year.

vi)           Insurance. Borrower will maintain in full force and effect with financially sound and reputable insurers having an A-rating or better from Best's Rating Service (or any successor organization), policies of insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and customary for similar businesses. All property and casualty insurance policies shall name Lender as "lender loss payee" and all liability insurance policies shall name Lender as "additional insured", and all such policies shall provide that the insurer is to give Lender 30 days' advance notice before the effectiveness of any cancellation, non-renewal, amendment and riders.

vii)       Taxes. Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its properties (real and personal), sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid could reasonably be expected to by law become a Lien on any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP; and provided, further that Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

viii)        Inspection of Properties and Books. Borrower shall permit Lender and its designated representatives, upon reasonable notice if no default has occurred and is continuing (and at any time without notice if a default has occurred and is continuing) to visit and inspect any of the properties of Borrower to examine the corporate, financial and operating records of
Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of Borrower with, and to be advised as to the same by, its and their directors, officers and outside tax and financial advisors, all at such reasonable times and intervals, during normal business hours if no default has occurred and is continuing as Lender may reasonably request (and at any time and without notice if a default has occurred and is continuing); provided  that so long as no default shall have occurred and be continuing, (only four such inspections and examinations per 12-month period shall be at the expense of Borrower and, if a default shall have occurred and be continuing, all such inspections and examinations shall be at the expense of Borrower).

ix)       Compliance with Laws, Contracts, Licenses, and Permits. Borrower will comply in all material respects with (A) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws; (B) the provisions of its Certificate of Incorporation and by-laws; (C) all material agreements by which it or any of its properties may be bound; and (D) all applicable decrees, orders, and judgments. If any permit or license from any Governmental Authority shall be necessary or required for Borrower to fulfill any of its obligations hereunder or under any of the other Transaction Documents to which Borrower is a party, Borrower will immediately obtain such permit or license and furnish Lender with evidence thereof. The Borrower agrees to operate its business as an authorized project under the New Jersey Economic Development Authority Act, P.L. 1974, c.80.

x)      Environmental Matters. Borrower will conduct its business so as to comply in all material respects with all applicable Environmental Laws including, without limitation, compliance in all material respects with the terms and conditions of all permits and governmental authorizations.

xi)       Further Assurances. Borrower will cooperate with Lender and execute such further instruments and documents as Lender shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Transaction Documents.

xii)                  Observer Rights. Until such time as all amounts due under this Agreement and any Transaction Documents have been paid, the Borrower shall invite a representative from the Lender to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give a representative from the Lender copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that a representative from the Lender shall agree to hold in confidence and trust (subject to OPRA and common law right to know) and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Borrower reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Borrower and its counsel or result in disclosure of trade secrets or a conflict of interest.

b) Certain Negative Covenants. Unless Borrower has received the permission or consent of the Lender, which Lender agrees shall not be unreasonably withheld, Borrower covenants and agrees:

(i)       Corporate Changes. Borrower will not directly or indirectly, merge or consolidate with any Person or amend, alter or modify its organizational documents or its legal name, mailing address, chief executive office or principal places of business, jurisdiction of organization, structure, status or existence, or liquidate or dissolve itself (or suffer any liquidation or dissolution).

(ii)       Indebtedness. Borrower will not create, incur, assume or suffer to exist any liability for borrowed money, directly or indirectly other than: (i) indebtedness created under this
Agreement, the Note and the other Transaction Documents; (ii) the Senior Indebtedness; (iii) those borrowings set forth on Schedule A hereto; or (iv) those borrowings approved by Lender.

(iii)        Liens. Borrower will not create, incur, assume or suffer to exist, any Lien on any of its properties or assets now owned or hereafter acquired except: (a) Liens securing the Senior Indebtedness; (b) Liens approved by Lender; and (c) Liens created under the Transaction Documents.

(iv)        Investments. Borrower shall not make any investment in any Person, whether in cash, securities or other property of any kind.

(v)       Guarantees. Borrower will not assume, endorse, be or become liable for or guarantee the obligations of any other Person.

(vi)        Dividends, Stock Redemptions, Stock Issuances, Exchange, Distributions, Etc.  Borrower will not directly or indirectly, pay any dividends or distributions on, or purchase, redeem or retire, any shares of any class of its capital stock or other equity interests or any convertible securities, whether now or hereafter outstanding, or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of its capital stock or other equity interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower.

(vii)            Transactions with Affiliates. Borrower will not enter into any transaction with any of its employees, directors or any affiliate other than loans or advances to employees in the ordinary course of business in an aggregate outstanding amount not exceeding $250,000.

(viii)            Partnerships; Subsidiaries; Joint Ventures; Management Contracts. Borrower will not at any time create any direct or indirect Subsidiary, enter into any joint venture or similar arrangement or become a partner in any general or limited partnership or enter into any management contract permitting third party management rights with respect to the business of Borrower.

(ix)        Cancellation of Debt. Borrower will not cancel any liability or debt owed to it, except for consideration equal to or exceeding the outstanding balance of such liability or debt, and in the ordinary course of business.

(x)       Change in Nature of Business. Borrower will not make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of its obligations hereunder or under any of the other Transaction Documents or could reasonably be expected to result in a Material Adverse Effect or engage in any business other than that presently engaged in or proposed to be engaged in.

(xi)        Borrower shall not repay any unsecured borrowings if: (i) such repayment would cause an Event of Default; or (ii) Borrower is in default under the Transaction Documents.

7)Fees and Expenses. On the date of this Agreement ("Closing Date"), Borrower shall pay Lender the Closing Fee specified on the cover page and all recording fees. Borrower shall also deliver the Note and Warrant to Lender. Upon the occurrence of an Event of Default, Borrower shall pay all reasonable costs that Lender incurs in enforcing this Agreement, including without limitation reasonable attorneys fees and expenses.

8)Events of Default. Any one or more of the following shall constitute an Event of Default under this Agreement:

a) Failure to Pay. Borrower shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Agreement or any other Transaction Document on the date due and such payment shall not have been made within five (5) days of Borrower's receipt of Lender's written notice to Borrower of such failure to pay; or

b) Breaches of Covenants. Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Transaction Documents and (i) such failure shall continue for fifteen (15) days, or (ii) if such failure is not curable within such fifteen (15) day period, but is reasonably capable of cure within thirty (30) days, either (A) such failure shall continue for thirty (30) days or (B) Borrower shall not have commenced a cure in a manner reasonably satisfactory to Lender within the initial fifteen (15) day period; or

c) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Lender in writing in connection with this Agreement or any of the other Transaction Documents, or as an inducement to Lender to enter into this Agreement and the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

d) Other Payment Obligations. Any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantees thereof, excluding this Agreement and the other Transactions Documents) by Borrower in an aggregate principal amount in excess of $125,000 is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled; or

e) Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

f) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

g) Judgments. A final judgment or order for the payment of money in excess of $100,000 shall be rendered against Borrower and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

h) Transaction Documents. Any Transaction Document or any material term thereof shall cease to be, or be asserted by Borrower not to be, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms; or

i) Material Adverse Effect. One or more conditions exist or events have occurred which could reasonably indicate, or reasonably result in, a Material Adverse Effect.

j) Transfer. The transfer of Borrower's headquarters and/or substantial business operations outside of the state of New Jersey.

9)Rights of Lender upon Default.

a) Whenever any Event of Default referred to in Section 8 hereof shall have occurred and be continuing, the Lender may take one or more of the following remedial steps:

(i) declare the entire principal amount of the Note to be due and payable forthwith, whereupon the Note shall become forthwith, due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding;

(ii) take any action at law or in equity to collect the payments then due and thereafter to become due under the Note or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Agreement;

(iii) take possession of the Borrower's interest in the Collateral without terminating this Agreement (including, without limitation filing the Patent, Trademark and Copyright Security Agreement held in escrow), and pursue remedies of a creditor under the Uniform Commercial Code and assign, sell or lease, or otherwise dispose of the Borrower's interest in the collateral for the account of the Borrower, and the Borrower shall then be liable for the difference between the loan payments and other amounts due under this Agreement and the Note and amounts received pursuant to such assignment or contract of sale or lease or other disposition of the Borrower's interest in the Collateral and the amount of such difference shall then be immediately due and payable. The Borrower hereby agrees that in the event the Lender does take possession of the Collateral as provided herein, the obligation of the Borrower to pay such loan payments due or to become due under this Agreement and Note shall survive such repossession;

(iv) without further notice or demand or legal process, enter upon any premises of the Borrower and take possession of the Collateral, all records and items relating to the Collateral and, at the Lender's request, the Borrower will assemble the Collateral and such records and deliver them to the Lender;

(v) sell the Collateral but the Lender shall give the Borrower reasonable notice of the time and place of any public sale of such Collateral or of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if notice of the sale or other intended disposition is (1) mailed (by certified mail, postage paid) to the Borrower at least ten (10) days prior to the time of such sale or disposition or (2) delivered to the Borrower at least five (5) days prior to the time of such sale or disposition. At such sale the Lender may sell the Collateral for cash or upon credit or otherwise, at such prices and upon such terms as it deems advisable and the Lender may bid or become purchaser at such sale, free of the right of redemption, which is hereby waived. The Lender may adjourn such sales at the time and place fixed therefor without further notice or advertisement and may sell such Collateral as an entirety or in separate lots as it deems advisable, but the Lender shall not be obligated to sell all or any part of such Collateral at the time and place fixed for such sale if it determines not to do so. Upon the institution of any such action hereunder by the Lender, the Lender shall be entitled to the appointment of a receiver for the Collateral without proof of the depreciation of the value of same.

b) If the Lender shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Lender, then the Borrower and the Lender shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Borrower and the Lender shall continue as though no such proceedings had taken place.

c) No remedy herein conferred or reserved to the Lender is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Lender to exercise any remedy reserved to it in this Section, it shall not be necessary to give notice other than such notice as may be required in this Section.

d) In addition to the above remedies, if the Borrower commits a breach, or threatens to commit a breach of this Agreement, the Lender shall have the right and remedy, without posting bond or other security, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Lender and that money damages will not provide an adequate remedy therefor.

e) In the event the Borrower should default under any of the provisions of this Agreement and the Lender shall require and employ attorneys or incur other expenses for the collection of payments due or to become due for the enforcement or performance or observance of any obligation or agreement on the part of the Borrower herein contained, the Borrower shall on demand therefor pay to the Lender, the reasonable fees of such attorneys and other expenses so incurred by the Lender.

f) The Lender shall not be required to do any act whatsoever or exercise any diligence whatsoever to mitigate the damages to the Borrower if an Event of Default shall occur hereunder.

10) Damage, Destruction, Condemnation.

a) If the Collateral shall be damaged or either partially or totally destroyed or if title to or the temporary use of the whole or any part of the Collateral shall be taken or condemned by a competent authority for any public use or purpose, there shall be no abatement or reduction in the amounts payable by the Borrower under this Agreement or under the Note.

b) In the event of any damage, destruction, taking or condemnation, the proceeds from any insurance or condemnation award shall be deposited with the Lender and applied to the payment of any amounts due on the Loan unless the Borrower and the Lender shall agree to apply the proceeds to the repair, reconstruction, replacement or relocation of the Collateral.

11)Conditions Precedent to Closing. The Closing shall be subject to the satisfaction of each of the following conditions (all in form and substance satisfactory to Lender):

a) Satisfactory Documentation Execution of definitive documents evidencing the Notes and the Warrant which shall be prepared by counsel to Lender and be in a form and substance satisfactory to Lender.

b) No Material Adverse Effect. As of the Closing Date, there will have been:

(i) since Borrower's last audited financial statements, no adverse change or any development involving a prospective adverse change, in or affecting the general affairs, industry, management, financial position, shareholders' equity or results of operations or prospects of Borrower and its owners which Lender, in its judgment individually or in the aggregate, believes to be material,

(ii) no litigation commenced which, if successful, would have a material adverse impact on Borrower, its business or its ability to repay the loans or which would challenge the transactions hereby, or

(iii) since Borrower's last audited financial statements, no material increase in the liabilities, liquidated or contingent of Borrower in excess of its assets.

c) No Misrepresentations. No information or representation provided to Lender shall prove to have been inaccurate, incomplete or misleading in any way in which, Lender, in its judgment, deems to be material.

d) Compliance. Compliance with applicable laws, decrees, and material agreements or obtaining of applicable consents and waivers.

e) Consents. Receipt of all necessary or appropriate third party and governmental waivers and consents.

t) Opinions. Satisfactory opinions of counsel from Borrower's counsel reasonably acceptable to Lender.

12) Closinz Deliveries. At the Closing, Borrower shall deliver to Lender, in form and substance satisfactory to Lender, three (except in the case of the Note, then only one duly executed original) duly executed, valid, binding and enforceable originals of the following:

a) the Note;

b) the Warrant;

c) the Security Agreement;

d) the Patent, Trademark and Copyright Security Agreement;

e) a (i) filed copy of the Articles of Incorporation, as presently in effect, of Borrower, (ii) copy of the Operating Agreement, as presently in effect, of Borrower, (iii) the resolutions of the Borrower's Members authorizing the execution, delivery and consummation of this Agreement, the other Transaction Documents and the transactions contemplated hereby, (iv) an original of the long form good standing certificate of Borrower from the Secretary of State of the State of New York; (v) a certified copy of the short form good standing certificate of Borrower from the Department of Treasury — State of New Jersey; and certified copy of the Certificate of Authority for the State of New Jersey.

f) a legal opinion from the Counsel to Borrower, dated the Closing Date, satisfactory to the Lender and its counsel;

g) Evidence of UCC, Tax Lien and Judgment searches;

h) Evidence of Property Insurance;

i) Certificate of Liability Insurance;

j) Flood or Hazard Determination;

k) Waiver and Consent and a copy of the fully executed Service Agreement;

I) Negative Pledge Agreement;

m) Subordination Agreements of Charles Saracino and Kenneth J. Makow;

n) Restructured Promissory Notes given by Borrower to Robert Sligsby and Frank Casatelli;

o) Subscription Agreement executed by Michael Sharkey; and

p) Payment to Lender of the Closing Fee and all other fees and expenses required to be paid by Borrower.

13)Waivers; Indemnity. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Agreement, and shall pay all reasonable costs of collection when incurred, including reasonable attorneys' fees, costs and expenses, arising out of Lender's relationship with the Borrower. The Borrower covenants and agrees that neither the Lender, its members, agents, servants, officers or employees shall be liable for: (1) any loss, damage or injury to, or death of, any person occurring at or about or resulting from any defect in the Collateral; (2) any damage or injury to the persons or property of the Borrower, or its officers, agents, servants or employees, or any other person who may be about the Borrower's premises, caused by any act of negligence of any person (other than the Lender or its members, officers, agents, servants or employees); or (3) any costs, expenses or damages incurred as a result of any lawsuit commenced because of action taken in good faith by the Lender in connection with the Collateral or the IP Assets. The Borrower shall indemnify, protect, defend and hold the Lender, the State of New Jersey their respective members, agents, servants, officers and employees (each an "Indemnified Party"), harmless from and against any and all such losses, damages, injuries, costs or expenses and (except for claims, demands, suits, actions or other proceedings brought against an Indemnified Party resulting from willful or wanton misconduct of such Indemnified Party) from and against any and all claims, demands, suits, actions or other proceedings whatsoever, brought by any person or entity whatsoever, (except the Borrower) and arising or purportedly arising from this Agreement, the Note or any transaction contemplated in any such documents.

14)            Publicity. Borrower hereby grants Lender the right to use Borrowers name and logo in public communications announcing or reporting the transaction and on Lenders website listing Lender's transactions.

15) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth below, or at such other address or facsimile number as Borrower shall have furnished to Lender in writing. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt.

If to Lender:	PO Box 990 Trenton, New Jersey 08625-0990 Telephone: 609-292-0183 Facsimile: 609-633-7751 Attention: Director-Portfolio Services

If to Borrower:	3 Empire Blvd. South Hackensack, New Jersey 07606 Telephone: 551-804-8177 Attention: Charles Saracino, President & CEO

With a copy to:	Mary E. Deal, Esq. P.O. Box 119 Pottersville, New Jersey 07979 Telephone: 908-268-3032

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

16)Miscellaneous. This Agreement can be amended only by an instrument signed by Lender and Borrower. Except for the commitment letter dated May 29, 2009, which is incorporated herein and made a part hereof, all prior agreements are superseded by this Agreement. To the extent of any conflict between such commitment letter and this agreement, this Agreement shall control. Borrower may not assign any obligation hereunder without Lender's consent. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument. This Agreement shall be governed by the internal laws of the State of New Jersey, without regard to conflicts of law rules. Borrower and Lender consent to the exclusive jurisdiction of the United States District Court of the District of New Jersey and the state courts for the State of New Jersey for all matters arising directly or indirectly herefrom. The rights and remedies of the Borrower under this Agreement shall be subject to the New Jersey Contractual Liability Act, N.J.S.A. 59:13-1 et seq., the provisions of which are hereby incorporated herein by reference in their entirety.

17)JURY WAIVER. Borrower waives any right to trial by jury on any claim, demand, action or cause of action arising under this Agreement or the transactions related hereto, in each case whether sounding in contract or tort or otherwise. Borrower agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of Borrower to the waiver of its right to trial by jury. Borrower acknowledges that it has had the opportunity to consult with counsel regarding this section, that it fully understands its terms, content and effect, and that it voluntarily and knowingly agrees to the terms of this section.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Lender and the Borrower have caused this Convertible Loan Agreement to be executed in their respective names by their duly authorized officers, as of the date first above written.

X-FACTOR COMMUNICATIONS, LLC

By:
Name: Charles Sara
Title: President & 0

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY

By:
Name: Teri Dunlop
Title: Director-Closing Services

STATE OF NEW JERSEYACKNOWLEDGMENT

COUNTY OF	SS.:

BE IT REMEMBERED, that on this 31st day of July, 2009, before me, the subscriber, an Attorney-at-Law of the State of New Jersey, personally appeared CHARLES SARACINO of X-FACTOR COMMUNICATIONS, LLC, a limited liability company, who, I am satisfied is the person who executed the foregoing Instrument on behalf of said limited liability company, and who thereupon acknowledged that he signed and delivered said Instrument as member, and that said Instrument is the voluntary act and deed of said limited liability company.

Date
/744,ey E, .))/yz
atze-7/yei,

STATE OF NEW JERSEYACKNOWLEDGMENT

SS.:       _______________________________

COUNTY OF MERCER

BE IT REMEMBERED, that on this 31st day of July , 2009, before me, the subscriber, personally appeared TERI DUNLOP, who, being by me duly sworn, did depose and make proof to my satisfaction that she is the DIRECTOR — CLOSING SERVICES of the NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY, the authority mentioned in the within Instrument; that the execution, as well as the making of this Instrument, has been duly authorized by a proper resolution of the Board of Members of said authority; and said Instrument was signed and delivered by said officer as and for the voluntary act and deed of said authority.

                                                                ___________________________

Schedule A
Unsecured Borrowings

1) A note in the amount of $200,000 dated January 15, 2008 between Borrower as maker and Frank Casatelli and Robert Sligsby as payees.

Secured Borrowings

1) A note in the amount of $75,000 dated January 29, 2007 between Borrower as maker and Kenneth J. Makow as payee.

2) A note in the amount of $25,000 dated July 26, 2005 between Borrower as maker and Charles Saracino as payee.

3) A note in the amount of $10,000 dated August 5, 2005 between Borrower as maker and Charles Saracino as payee.

4) A note in the amount of $20,000 dated August 22, 2005 between Borrower as maker and Charles Saracino as payee.

EXHIBIT "C"

Permitted Encumbrances

Secured Party	Filing Number	Filing Date

JPMorganChase Bank, N.A.	24239981	July 2, 2007